Exhibit 10.21

THIRD WAIVER AND LOAN MODIFICATION AGREEMENT

This Third Waiver and Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of August 30, 2002, by and between eGain Communications Corp., a Delaware corporation (the “Borrower”) and Silicon Valley Bank (“Bank”).

1.  DESCRIPTION OF EXISTING OBLIGATIONS:    Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated March 27, 2002 (as may be amended from time to time, the “Loan Agreement”). The Loan Agreement provided for, among other things, a Committed Revolving Line in the original principal amount of Five Million Dollars ($5,000,000). Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Obligations.”

2.  DESCRIPTION OF COLLATERAL AND GUARANTIES.    Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement. Additionally, repayment of the Obligations is secured by the Intellectual Property Collateral as described in an Intellectual Property Security Agreement, dated March 27, 2002, by and between Borrower and Bank (as may be amended from time to time, the “IP Security Agreement”).

Hereinafter, the above-described security documents, together with all other documents securing repayment of the Obligations shall be referred to as the “Security Documents”. Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.  WAIVER.    Bank hereby waives the Events of Default arising out of Borrower’s failure to comply with the Liquidity Covenant set forth in Section 6.7 of the Loan Agreement solely through the time ending August 30, 2002, the failure to comply with such covenant being an Event of Default under Section 8.2 of the Loan Agreement (the “Existing Default”). This waiver applies only to the Existing Default for the period described herein and shall not in any way affect any other obligation, agreement or covenant of Borrower, or any right or remedy of Bank, under the Loan Agreement, as amended hereby.

4.  DESCRIPTION OF CHANGE IN TERMS.

A.  Modifications to Loan Agreement.

1.  Section 2.1.5 of the Loan Agreement is hereby deleted in its entirety and amended to read as follows:

“2.1.5  Intentionally Omitted.”

2.  Section 2.1.6 of the Loan Agreement is hereby deleted in its entirety and amended to read as follows:

“2.1.6  Term Loan.

(a)  Bank will make a Term Loan available to Borrower.

(b)  Borrower will pay 18 equal installments of principal of $95,290.08 plus accrued interest (the “Term Loan Payment”) commencing on September 30, 2002. Each Term Loan Payment is payable on the last day of each month during the term of the loan. Borrower’s final Term Loan Payment, due on Term Loan Maturity Date, includes all outstanding Term Loan principal and accrued interest.

(c)  If the Term Loan is accelerated following the occurrence of an Event of Default or otherwise, then Borrower will immediately pay to Bank (i) all outstanding Term Loan principal and accrued interest, (ii) all accrued unpaid interest, including the default rate of interest, to the date of the prepayment, and (iii) all other sums, if any, that shall have become due and payable with respect to the Term Loan.

(d)  Borrower shall have the option to prepay all or a portion, such portion not to be less than 25%, of the Term Loan advanced by Bank under this Agreement, provided Borrower (i) provides written notice to Bank to prepay such portion of the Term Loan prior to such prepayment, and (ii) pays, on the date of the prepayment: (A) that percentage of the outstanding principal; (B) that percentage of unpaid accrued interest to the date of such prepayment; and (C) all other sums, if any, that shall have become due and payable with respect to the Term Loan.”

3.  Section 2.3 (a) of the Loan Agreement is hereby amended to read as follows:

“(a)  Interest Rate. (i) Advances accrue interest on the outstanding principal balance at a per annum rate of 0.25 percentage points above the Basic Rate and (ii) the Term Loan accrues interest at a per annum rate equal to the Basic Rate. After an Event of Default, Obligations accrue interest at 5 percent above the rate effective immediately before the Event of Default. The interest rate increases or decreases when the Basic Rate changes. Interest is computed on a 360 day year for the actual number of days elapsed.”

4.  Section 6.6 of the Loan Agreement is hereby amended to read as follow:

“6.6  Deposit and Investment Accounts.

(i)  Borrower will maintain its primary depository and operating accounts with Bank; and

(ii)  Except as provided for in this Section 6.6(ii), Borrower will maintain, at all times, not less than 95% of its unrestricted cash and cash equivalents in any accounts at or through Bank at all times, provided, however, that, so long as no Event of Default has occurred and is continuing, Borrower may maintain a depository or operating account with Barclay’s Bank in the United Kingdom of Great Britain in an aggregate amount not to exceed $2,500,000 (the “Barclay’s Deposit”). Such cash and cash equivalents, less the Barclay’s Deposit are hereinafter referred to as the “Borrower Cash”. Borrower shall maintain, at all times, not less than an amount equal to the Obligations in a certificate of deposit at Bank. Notwithstanding the foregoing, Borrower and Bank agree that in the event Borrower raises capital through an equity finance round (the “Raised Capital”), Borrower and Bank shall negotiate in good faith to determine what percentage of such Raised Capital will be maintained at the Bank.”

5.  Section 6.7 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“6.7  Intentionally Omitted.”

6.  The following definitions in Section 13 of the Loan Agreement are hereby amended by deleting the following definitions: (i) Eligible Equipment; (ii) Equipment Advance; (iii) Equipment Availability End Date; (iv) Equipment Loan Amount; (v) Equipment Maturity Date; (vi) Equipment Advance Final Payment; (vii) Final Payment Percentage; (viii) Loan Factor; (ix) Other Equipment; (x) Repayment Period; (xi) Term Loan Final Payment.

7.  The following definitions in Section 13 of the Loan Agreement are hereby amended to read as follows:

‘Basic Rate” is, the Prime Rate.

‘Term Loan” is a loan of $1,715,221.46.

‘Term Loan Maturity Date” is February 29, 2004.”

5.  CREDIT EXTENSION AVAILABILITY.    Borrower acknowledges and agrees that as of August 29, 2002 no further Advances shall be available for borrowing under the Revolving Advances Facility.

6.  CASH COLLATERAL.    Borrower acknowledges and agrees that pursuant to the grant of security interest set forth in Section 4.1 of the Loan Agreement, Bank has a perfected security interest in Certificate of Deposit #8800057062 maintained at Bank (the “CD”). Borrower further understands and agrees that Bank has placed a “hold” on the CD and that such hold shall remain in place for so long as the Obligations hereunder remain outstanding. Notwithstanding the foregoing, at the end of each month Borrower may withdraw funds from the CD, provided: (i) no Event of Default has occurred and is continuing, and (ii) after any such withdrawal the balance remaining in the CD is equal to or greater than the outstanding Obligations.

7.  FINANCIAL REPORTING.    For so long as there remains a hold on the CD, Borrower shall not be required to submit the financial statements, reports, and certificates set forth in Section 6.2.

8.  CONSISTENT CHANGES.    The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

9.  NO DEFENSES OF BORROWER.    Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts under the Obligations.

10.  CONTINUING VALIDITY.    Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

11.  CONDITION PRECEDENT.    The effectiveness of this Loan Modification Agreement is conditioned upon receipt by Bank of a fully executed copy of this Loan Modification Agreement.

12.  CONDITION SUBSEQUENT.    As a condition subsequent to the execution of this Loan Modification Agreement, Borrower shall perform or cause to be performed the following (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

12.1  On or before October 1, 2002, receipt by Bank of a fully earned, non-refundable Amendment Fee of $68,014.46.

This Loan Modification Agreement is executed as of the date first written above.

BORROWER: EGAIN COMMUNICATIONS CORP.		BANK: SILICON VALLEY BANK

By:	/s/ ERICE SMIT	By:	/s/ ALBERT MARTINEZ

Name:	Eric Smit	Name:	Albert Martinez

Title:	Chief Financial Officer	Title:	Vice President